Exhibit 99.1

PRESS RELEASE

Contact:	(609) 452-4807
www.covance.com

COVANCE REPORTS 2Q07 EARNINGS OF $0.64 PER SHARE
– Net Revenue Growth Accelerates to 13.7%; Backlog Grows 25.9% to $2.5 Billion –

Princeton, New Jersey, July 25, 2007 – Covance Inc.  (NYSE: CVD) today reported earnings for its second quarter ended June 30, 2007 of $0.64/diluted share, representing 18.9% year-over-year EPS growth.

“Covance delivered another strong financial performance, including an increase in net revenue growth to 13.7% and an expansion in operating margins to 14.6%.  Continued robust net orders of $481 million helped drive our backlog up 25.9% year-on-year to $2.5 billion which positions us for accelerated growth,” said Joe Herring, Chairman and Chief Executive Officer.  “Early Development net revenue growth was again very strong at 22.7% and operating margins increased both year-on-year and sequentially to 25.6%, as demand for our toxicology and chemistry services remains buoyant. The eight clinical pharmacology sites we purchased a year ago delivered another quarter of outstanding sequential growth in revenue and profit and were solidly accretive to our earnings.  In Late-Stage Development, revenue grew 5.9% year-on-year and 6.1% from last quarter, and operating margins expanded both year-on-year and sequentially.  Late-Stage Development results were led by exceptional year-over-year revenue growth in clinical development.  In addition, a substantial increase in central laboratory kit volumes led to a 10.5% sequential growth in its revenues. Given its continued strong orders, as evidenced by a net book-to-bill of 1.5:1 in the second quarter, we expect central laboratory revenues to continue to increase throughout the year.

“Our relentless focus on operational and service excellence continues to deliver substantial benefits.  Six Sigma, which is being utilized across more than two-thirds of the company, delivered approximately $5 million in incremental profitability in the first half of 2007.  More importantly, Six Sigma reduces process variation, which improves project delivery, increases client satisfaction, and helps drive repeat business.  By this time next year, we expect all of Covance’s service offerings globally to have deployed Six Sigma.  In addition, we continue to make strategic infrastructure investments in facilities, information technology, and talent to support our ability to capitalize on the extremely favorable, long-term outsourcing trend in drug development.

“Continued strong order performance furthers our confidence in achieving our full-year targets of low- to mid-teens revenue growth and diluted earnings per share of at least $2.63, reflecting acceleration in EPS growth in the second half of the year.”

Selected Consolidated Results

($ in millions except EPS)	2Q07	2Q06	Change	2007 YTD	2006 YTD	Change
Total Revenues	$404.1	$357.1		$781.1	$690.8
Less: Reimbursable Out-of-Pockets	$23.0	$21.9		$41.6	$35.1
Net Revenues	$381.1	$335.2	13.7%	$739.5	$655.7	12.8%
Operating Income	$55.5	$47.0	18.0%	$107.6	$92.9	15.8%
Operating Margin %	14.6%	14.0%		14.5%	14.2%
Net Income	$41.5	$35.0	18.5%	$80.4	$68.4	17.5%
Diluted EPS	$0.64	$0.54	18.9%	$1.24	$1.06	17.3%

Operating Segment Results

Early Development

($ in millions)	2Q07	2Q06	Change	2007 YTD	2006 YTD	Change
Net Revenues	$191.1	$155.7	22.7%	$370.3	$298.2	24.2%
Operating Income	$49.0	$39.1	25.2%	$92.7	$74.6	24.2%
Margin %	25.6%	25.1%		25.0%	25.0%

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, clinical pharmacology services, and research products.  Early Development net revenues for the second quarter of 2007 grew 22.7% to $191.1 million, compared to $155.7 million in the second quarter of 2006.  Net revenue growth in the quarter included strong performances in toxicology, chemistry, and clinical pharmacology.   Year-to-date, net revenues are up 24.2% to $370.3 million compared to $298.2 million in the first half of the prior year.

Operating income for the second quarter of 2007 increased 25.2% to $49.0 million compared to $39.1 million for the second quarter of last year.  Operating margins for the second quarter of 2007 expanded to 25.6% versus 25.1% in the second quarter of the prior year and 24.4% last quarter.  Strength in operating margin included strong performances in toxicology and chemistry services as well as a significant improvement in profitability from the eight clinical pharmacology sites acquired in 2006.  Year-to-date, operating margins were 25.0%.

Late-Stage Development

($ in millions)	2Q07	2Q06	Change	2007 YTD	2006 YTD	Change
Net Revenues	$190.0	$179.5	5.9%	$369.1	$357.6	3.2%
Operating Income	$31.9	$28.5	11.8%	$61.1	$60.5	1.0%
Margin %	16.8%	15.9%		16.6%	16.9%

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, commercialization services (periapproval services and market access services), and cardiac safety services.  Late-Stage Development net revenues for the second quarter of 2007 grew 5.9% to $190.0 million compared to $179.5 million in the second quarter of 2006, driven by another very strong performance in clinical development.  Sequentially, revenue grew $10.9 million or 6.1%, primarily on an increase in central laboratory revenue.  Year-to-date, net revenues are up 3.2% to $369.1 million compared to $357.6 million in the first half of 2006.

Operating income for the second quarter of 2007 increased 11.8% to $31.9 million compared to $28.5 million in the second quarter of the prior year.  Operating margins for the second quarter of 2007 expanded to 16.8% from 15.9% in the second quarter of 2006 and 16.3% last quarter.  Strong year-on-year improvement in clinical development operating margin drove the 90 basis point increase in operating margin. Central laboratories operating margin grew sequentially on a significant increase in kit volume over first quarter levels.  Year-to-date, operating margins were 16.6% compared to 16.9% in the first half of 2006.

Corporate Information

The Company’s backlog at June 30, 2007 grew 25.9% year-over-year to $2.5 billion compared to $2.0 billion at June 30, 2006.  Net orders in the second quarter of 2007 were $481.1 million versus $554.8 million reported in the second quarter of 2006 (which included a $154 million dedicated space contract).

Corporate expenses totaled $25.4 million in the second quarter of 2007 compared to $20.9 million last quarter and $20.6 million in the second quarter of last year.  This higher level of corporate spending reflects increases in compensation-related expenses and investments in infrastructure to support the higher levels of growth we have experienced and to sustain our ability to manage future growth.

The Company reported $208.0 million in cash and cash equivalents at June 30, 2007, up from $181.5 million at March 31, 2007.  The company repurchased 196,200 shares of its common stock for $13.2 million during the quarter.

Free cash flow for the second quarter was $26.9 million, consisting of operating cash flow of $56.9 million and capital expenditures of $30.0 million. Free cash flow year-to-date was $30.0 million, consisting of operating cash flow of $91.8 million and capital expenditures of $61.8 million.   We continue to expect full year 2007 capital spending to be approximately $160 million and free cash flow to be approximately $75 million, including significant expenditures for the new Arizona preclinical facility.

Net Days Sales Outstanding (DSO) was 46 days at June 30, 2007, unchanged from March 31, 2007, and an 11 day improvement compared to June 30, 2006.

The Company’s investor conference call will be webcast on July 26 at 9:00 am EDT.  Management’s commentary and presentation slides will be available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1.3 billion, global operations in more than 20 countries, and more than 8,400 employees worldwide.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, difficulties or delays in integrating the business of Radiant and achieving anticipated efficiencies and synergies, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits Follow

COVANCE INC.

CONSOLIDATED INCOME STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006

Net revenues	$381,145	$335,240	$739,464	$655,749
Reimbursable out-of-pockets	23,029	21,934	41,649	35,063
Total revenues	404,174	357,174	781,113	690,812

Costs and expenses:
Cost of revenue	251,078	222,723	485,457	436,383
Reimbursed out-of-pocket expenses	23,029	21,934	41,649	35,063
Selling, general and administrative	58,092	51,312	113,883	99,598
Depreciation and amortization	16,457	14,165	32,568	26,884
Total costs and expenses	348,656	310,134	673,557	597,928

Income from operations	55,518	47,040	107,556	92,884

Other (income) expense, net:
Interest income, net	(1,993)	(1,682)	(4,473)	(3,495)
Foreign exchange transaction (gain) loss, net	(103)	(195)	46	67
Other income, net	(2,096)	(1,877)	(4,427)	(3,428)

Income before taxes and equity investee earnings	57,614	48,917	111,983	96,312

Taxes on income	16,816	14,407	32,857	28,663

Equity investee earnings	714	510	1,280	760

Net income	$41,512	$35,020	$80,406	$68,409

Basic earnings per share	$0.65	$0.55	$1.26	$1.08

Weighted average shares outstanding - basic	63,598,821	63,626,078	63,722,266	63,399,226

Diluted earnings per share	$0.64	$0.54	$1.24	$1.06

Weighted average shares outstanding - diluted	64,628,294	64,849,638	64,745,006	64,623,847

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2007 and DECEMBER 31, 2006

(Dollars in thousands)

	June 30	December 31
	2007	2006
	(UNAUDITED)
ASSETS
Current Assets:
Cash & cash equivalents	$208,008	$219,810
Accounts receivable, net	220,327	205,473
Unbilled services	103,696	89,139
Inventory	51,583	49,628
Deferred income taxes	4,258	4,320
Prepaid expenses and other current assets	70,779	71,196
Total Current Assets	658,651	639,566

Property and equipment, net	543,202	500,057
Goodwill, net	119,725	119,725
Other assets	41,584	38,330
Total Assets	$1,363,162	$1,297,678

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$32,077	$35,479
Accrued payroll and benefits	71,410	76,657
Accrued expenses and other current liabilities	48,966	50,855
Unearned revenue	134,230	109,559
Income taxes payable	6,670	17,154
Total Current Liabilities	293,353	289,704

Deferred income taxes	30,436	31,052
Other liabilities	58,802	53,627
Total Liabilities	382,591	374,383

Stockholders’ Equity:
Common stock	742	734
Paid-in capital	464,338	426,806
Retained earnings	837,583	757,809
Other Comprehensive Income:
Cumulative translation adjustment	36,557	35,170
FAS 158 adjustment	(23,389)	(23,389)
Treasury stock	(335,260)	(273,835)
Total Stockholders’ Equity	980,571	923,295
Total Liabilities and Stockholders’ Equity	$1,363,162	$1,297,678

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

(Dollars in thousands)

(UNAUDITED)

	Six Months Ended June 30
	2007	2006
Cash flows from operating activities:
Net income	$80,406	$68,409
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,568	26,884
Non-cash compensation expense associated with employee benefit and stock compensation plans	15,817	14,331
Deferred income tax (benefit) provision	(1,802)	(697)
Other	(2,994)	(713)
Changes in operating assets and liabilities, net of businesses acquired:
Accounts receivable	(14,854)	6,466
Unbilled services	(14,557)	(12,426)
Inventory	(1,955)	(2,826)
Accounts payable	(3,402)	2,223
Accrued liabilities	(2,982)	(2,691)
Unearned revenue	24,671	(4,121)
Income taxes payable	(6,143)	(386)
Other assets and liabilities, net	(12,909)	(15,658)
Net cash provided by operating activities	91,864	78,795

Cash flows from investing activities:
Capital expenditures	(61,840)	(49,335)
Acquisition of businesses	—	(74,323)
Other, net	85	586
Net cash used in investing activities	(61,755)	(123,072)

Cash flows from financing activities:
Stock issued under employee stock purchase and option plans	19,553	27,603
Purchase of treasury stock	(61,425)	(8,701)
Net cash (used in) provided by financing activities	(41,872)	18,902

Effect of exchange rate changes on cash	(39)	2,296

Net change in cash and cash equivalents	(11,802)	(23,079)

Cash and cash equivalents, beginning of period	219,810	160,717

Cash and cash equivalents, end of period	$208,008	$137,638